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                                  EXHIBIT 10.35

                              EMPLOYMENT AGREEMENT

[QLT INC. LOGO]

      This Employment Agreement made effective as of September 26, 2005 (the "EFFECTIVE DATE").

BETWEEN:

      QLT INC., having an address of 887 Great Northern Way, Vancouver, British Columbia, V5T 4T5, Canada.

      ("QLT" or the "COMPANY")

AND:

      ROBERT L. BUTCHOFSKY, having an address of [Redacted], British Columbia, [Redacted], Canada.

      ("MR. BUTCHOFSKY")

WHEREAS:

A. Mr. Butchofsky has been employed by QLT since 1998 and currently serves as Senior Vice President, Marketing and Sales Planning of QLT.

B. QLT has offered to Mr. Butchofsky, and Mr. Butchofsky has accepted, a promotion to Acting Chief Executive Officer.

C. QLT and Mr. Butchofsky wish replace the prior employment agreement dated August 25, 1998, as amended, entered to enter into between them with this Agreement to set out the new terms and conditions of Mr. Butchofsky's employment with QLT in the position as Acting Chief Executive Officer.

NOW THEREFORE in consideration of the payment of $10 by QLT to Mr. Butchofsky and in further consideration of the compensation to be paid to Mr. Butchofsky under this Agreement, the promises made by each party to the other as set out in this Agreement and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge and agree, QLT and Mr. Butchofsky agree as follows:

1. POSITION AND DUTIES

1.1 POSITION - Effective immediately, Mr. Butchofsky will be employed by QLT in the position of Acting Chief Executive Officer and Mr. Butchofsky agrees to be employed by QLT in that position, subject to the terms and conditions of this Agreement.

1.2 DUTIES, REPORTING AND EFFORTS - In the performance of his duties as Acting Chief Executive Officer, Mr. Butchofsky shall:

    (a) OVERALL RESPONSIBILITIES - Have the responsibilities commensurate with the position of Acting Chief Executive Officer and with the goal of achieving QLT's overall long-term strategic objectives, increasing shareholder value and maintaining the integrity of QLT's internal controls and reporting systems.

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    (b) REPORT - Report, as and when required, to the Board of Directors of QLT
        (the "BOARD").

    (c) BEST EFFORTS - Use his best efforts, industry and knowledge to improve and increase QLT's business, to comply with all of QLT's rules, regulations, policies (including QLT's Code of Ethics and Code of Exemplary Conduct) and procedures, as established from time to time and to ensure that QLT is at all times in compliance with applicable provincial, state, federal and other governing statutes, policies and regulations.

    (d) WORKING DAY - Devote the whole of his working day attention and energies to the business and affairs of QLT.

2. COMPENSATION

2.1 ANNUAL COMPENSATION - In return for his services under this Agreement, effective immediately, QLT agrees to pay or otherwise provide the following total annual compensation to Mr. Butchofsky:

    (a) BASE SALARY - A base salary in the amount of Cdn.$520,000 in 24 equal installments payable semi-monthly in arrears, subject to periodic annual reviews at the discretion of QLT.

    (b) BENEFIT PLANS - Coverage for Mr. Butchofsky and his eligible dependents under any employee benefit plans provided by/through QLT to its employees, subject to:

        I.   Each plan's terms for eligibility,

        II. Mr. Butchofsky taking the necessary steps to ensure effective enrollment or registration under each plan, and

        III. Customary deductions of employee contributions for the premiums of each plan.

        As at the date of this Agreement, the employee benefit plans provided by/through QLT to its employees include life insurance, accidental death and dismemberment insurance, dependent life insurance, vision-care insurance, health insurance, dental insurance and short and long term disability insurance. QLT and Mr. Butchofsky agree that employee benefit plans provided by/through QLT to its employees may change from time to time.

    (c) EXPENSE REIMBURSEMENT - Reimbursement, in accordance with QLT's Policy and Procedures Manual (as amended from time to time), of all reasonable business related promotion, entertainment and/or travel expenses incurred by Mr. Butchofsky, subject to him maintaining proper accounts and providing documentation for these expenses upon request.

    (d) VACATION - That number of weeks of paid vacation per year as determined in accordance with QLT's standard vacation policy for executive level employees. As per QLT's Policy and Procedures Manual (as amended from time to time), unless agreed to in writing by QLT:

        I. All vacation must be taken within one year of the year in which it is earned by Mr. Butchofsky, and

        II. Vacation entitlement shall not be cumulative from year to year.

    (e) RRSP CONTRIBUTIONS - Provided the conditions set out below have been satisfied, in January or February of the year following the year in which the income is earned by Mr. Butchofsky (the "INCOME YEAR"), QLT shall make a contribution of up to 7% of Mr. Butchofsky's annual base salary for the Income Year to Mr. Butchofsky's Registered Retired Savings Plan ("RRSP"). The contribution to Mr. Butchofsky's RRSP as set out above is subject the following conditions:

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        I.  The maximum contribution to be made by QLT to Mr. Butchofsky's RRSP is 50% of the annual limit for Registered Retirement Savings Plans as established by Canada Customs and Revenue Agency for the Income Year,

        II. Mr. Butchofsky must have contributed an equal amount into his RRSP, and

        III. Mr. Butchofsky is still actively employed by QLT when the matching contribution would otherwise be made.

    (f) CASH INCENTIVE COMPENSATION PLAN - Participation in the Cash Incentive Compensation Plan offered by QLT to its senior executives in accordance with the terms of such Plan, as amended from time to time by the Board. Under the Cash Incentive Compensation Plan, Mr. Butchofsky will be eligible to receive each year as a lump sum payment a target Cash Incentive Compensation Amount equal to 40% of his base salary in respect of that part of 2005 worked prior to September 26, 2005 and 50% of his base salary in respect of periods worked on or after September 26, 2005. The amount of that payment each year will be determined at the sole discretion of the Board and will be based on the performance of QLT relative to pre-set corporate objectives and milestones for the immediately preceding fiscal year.

    (g) SPECIAL STOCK OPTION GRANT - The Board has approved, and QLT will grant to Mr. Butchofsky, options to purchase 250,000 common shares of QLT at a price equal to the closing price of QLT's common shares on the Toronto Stock Exchange on September 23, 2005. Those options will vest (a) as to options to purchase 75,000 common shares of QLT, on the earlier of (i) March 25, 2006, the date that Mr. Butchofsky's employment is terminated by QLT without cause, or (iii) the date that Mr. Butchofsky resigns for Good Reason (as defined in paragraph 5.2), and (b) as to the remaining options to purchase 175,000 common shares of QLT, will vest monthly in equal numbers over three years from the grant date. The options will be subject to the terms and conditions set out in QLT's current Stock Option Incentive Plan and have a five year term from the date of grant.

    (h) STOCK OPTION PLAN - Participation in any stock option plan offered by QLT to its employees, in accordance with the terms of the plan in effect at the time of the stock option offer(s).

2.2 ADDITIONAL COMPENSATION - In addition to any cash incentive payment made under paragraph 2.1(f), as additional consideration for the obligations assumed by Mr. Butchofsky under this Agreement, QLT will pay to Mr. Butchofsky a one-time bonus of Cdn.$100,000 (less statutory deductions) promptly after the Effective Date. In addition, QLT will provide to Mr. Butchofsky during 2005 temporary accommodation assistance for a maximum of 3-months temporary accommodation in such a place and at such rates as designated by QLT.

3. RESIGNATION

3.1 RESIGNATION - Mr. Butchofsky may resign from his employment with QLT by giving QLT 60 days prior written notice (the "RESIGNATION NOTICE") of the effective date of his resignation. Unless Mr. Butchofsky is resigning for Good Reason (as defined in paragraph 5.2), then on receiving a Resignation Notice, QLT may elect to provide the following payments in lieu of notice to Mr. Butchofsky and require him to leave the premises forthwith:

    (a) BASE SALARY - Base salary owing to Mr. Butchofsky for the 60-day notice period.

    (b) BENEFITS - Except as set out below in this subparagraph 3.1(b), for the 60-day notice period, all employee benefit plan coverage enjoyed by Mr. Butchofsky and his eligible dependents prior to the date of his Resignation Notice. Mr. Butchofsky acknowledges and agrees that any pension and short and long term disability plans provided through QLT will not be continued beyond the last day that

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    Mr. Butchofsky works at QLT's premises (the "LAST ACTIVE DAY").

    (c) EXPENSE REIMBURSEMENT - Reimbursement (in accordance with QLT's Policy and Procedures Manual, as amended from time to time) of all reasonable business related promotion, entertainment and/or travel expenses incurred by Mr. Butchofsky prior to his Last Active Day, subject to the expense reimbursement provisions set out in subparagraph 2.1(c).

    (d) VACATION PAY - Payment in respect of accrued but unpaid vacation pay owing to Mr. Butchofsky as at the expiry of the 60-day notice period.

    (e) PRORATED RRSP CONTRIBUTION - A prorated contribution to Mr. Butchofsky's RRSP, the pro-ration to be with respect to the portion of the current calendar year worked by Mr. Butchofsky, up to and including the 60-day notice period, and the contribution to be subject to the conditions set out in subparagraph 2.1(e), except condition III.

3.2 OTHERS - In the event of resignation of Mr. Butchofsky as set out in paragraph 3.1, the parties agree:

    (a) NO BONUS - Mr. Butchofsky will have no entitlement to participate in QLT's Cash Incentive Compensation Plan for the year in which he resigns his employment with QLT; and

    (b) STOCK OPTION PLAN - Mr. Butchofsky's participation in any stock option plan offered by QLT to its employees shall be in accordance with the terms of the plan in effect at the time of the stock option offer(s) to Mr. Butchofsky.

4. RETIREMENT

4.1 RETIREMENT - Effective the date of retirement (as defined in QLT's Policy and Procedures Manual, as amended from time to time) of Mr. Butchofsky from active employment with QLT, the parties agree that:

    (a) THIS AGREEMENT - Subject to the provisions of paragraph 10.6, both parties' rights and obligations under this Agreement will terminate without further notice or action by either party.

    (b) STOCK OPTIONS - Mr. Butchofsky's participation in any stock option plan offered by QLT to its employees shall be in accordance with the terms of the plan in effect at the time of the stock option offer(s) to Mr. Butchofsky.

5. TERMINATION

5.1 TERMINATION FOR CAUSE - QLT reserves the right to terminate Mr. Butchofsky's employment at any time for any reason. Should Mr. Butchofsky be terminated for cause, he will not be entitled to any advance notice of termination or pay in lieu thereof.

5.2 TERMINATION OTHER THAN FOR CAUSE OR RESIGNATION FOR GOOD REASON - QLT reserves the right to terminate Mr. Butchofsky's employment at any time without reason. However, if (a) QLT terminates Mr. Butchofsky's employment for any reason other than for cause, or (b) Mr. Butchofsky resigns from QLT as a result of a person other than Mr. Butchofsky being appointed as Chief Executive Officer of QLT ("GOOD REASON"), then, except in the case of Mr. Butchofsky becoming completely disabled (which is provided for in paragraph 5.6) and subject to the provisions set forth below, Mr. Butchofsky shall be entitled to receive notice, pay and/or benefits (or any combination of notice, pay and/or benefits) as more particularly set out in paragraph 5.3.

5.3 SEVERANCE NOTICE AND PAY - In the event QLT terminates Mr. Butchofsky's employment as set out in

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    paragraph 5.2, Mr. Butchofsky shall be entitled to:

    (a) NOTICE - Advance written notice of termination ("SEVERANCE NOTICE"), or pay in lieu thereof ("SEVERANCE PAY"), or any combination of Severance Notice and Severance Pay, as more particularly set out below:

        I. A minimum of eighteen months Severance Notice, or Severance Pay in lieu thereof, and

        II. One additional month's Severance Notice, or Severance Pay in lieu thereof, for each complete additional year of continuous employment with QLT commencing on or after September 26, 2006,

        up to a maximum total of 24 months' Severance Notice, or Severance Pay in lieu of Severance Notice. Mr. Butchofsky acknowledges and agrees that Severance Pay is in respect of base salary only and will be made on a bi-weekly or monthly basis, at QLT's discretion.

    (b) BENEFITS - Except as set out below, for 30 days after Mr. Butchofsky's Last Active Day, all employee benefit plan coverage enjoyed by Mr. Butchofsky and his dependents prior to the date of termination. Thereafter, and in lieu of employee benefit plan coverage, Mr. Butchofsky shall receive compensation ("BENEFITS COMPENSATION") in the amount of 10% of his base salary for the balance of his Severance Notice period. Mr. Butchofsky acknowledges and agrees that any pension and short and long term disability plans provided through QLT will not be continued beyond Mr. Butchofsky's Last Active Day.

    (c) OUT PLACEMENT COUNSELING - QLT will pay to an out placement counseling service (to be agreed to by Mr. Butchofsky and QLT, each acting reasonably) a maximum of Cdn$5,000 for assistance rendered to Mr. Butchofsky in seeking alternative employment.

    (d) OTHER COMPENSATION - QLT will provide the following additional compensation:

        I. QLT will reimburse (in accordance with QLT's Policy and Procedures Manual, as amended from time to time) Mr. Butchofsky for all reasonable business related promotion, entertainment and/or travel expenses incurred by Mr. Butchofsky on or prior to his Last Active Day, subject to the expense reimbursement provisions set out in subparagraph 2.1(c).

        II. QLT will make a payment to Mr. Butchofsky in respect of his accrued but unpaid vacation pay to the date of termination of his employment with QLT.

        III. QLT will make a prorated contribution to Mr. Butchofsky's RRSP, the pro-ration to be with respect to the portion of the current calendar year worked by Mr. Butchofsky and the contribution to be subject to the conditions set out in subparagraph 2.1(e), except condition III.

        IV. QLT will make a prorated payment to Mr. Butchofsky in respect of his entitlement to participate in QLT's Cash Incentive Compensation Plan, the pro-ration to be with respect to the portion of the current calendar year worked by Mr. Butchofsky and the entitlement to be at the target level Mr. Butchofsky would have otherwise been eligible to receive in the current calendar year if all corporate, and, if applicable, individual goals were met but not exceeded (which target level is currently 50% of his base salary).

        V. Mr. Butchofsky's participation in any stock option plan offered by QLT to its employees shall be in accordance with the terms of the plan in effect at the time of the stock option offer(s) to Mr. Butchofsky.

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5.4 ACKNOWLEDGEMENT AND RELEASE - Mr. Butchofsky acknowledges and agrees that in the event QLT terminates Mr. Butchofsky's employment as set out in paragraph 5.2, in providing:

    (a) The Severance Notice or Severance Pay, or any combination thereof;

    (b) The Benefits Compensation;

    (c) Out placement counseling service as more particularly set out in subparagraph 5.3(c); and

    (d) The other compensation set out in subparagraph 5.3(d);

    QLT shall have no further obligations, statutory or otherwise, to Mr. Butchofsky in respect of this Agreement and Mr. Butchofsky's employment under this Agreement.

5.5 DUTY TO MITIGATE

    (a) DUTY TO MITIGATE - Mr. Butchofsky acknowledges and agrees that if his employment is terminated without cause or he resigns for Good Reason as set out in paragraph 5.2, his entitlement to Severance Pay, Benefits Compensation and other compensation as set out in paragraph 5.3 is subject to his duty to mitigate such payments by looking for and accepting suitable alternative employment or contract(s) for services. If Mr. Butchofsky obtains new employment or contract(s) for services of four weeks or longer, Mr. Butchofsky agrees that he will notify QLT of this fact in writing (the "NEW EMPLOYMENT NOTICE") within five working days of such an occurrence and in this event the following provisions apply:

        I. Mr. Butchofsky acknowledges and agrees that his entitlement to Severance Pay and Benefits Compensation will cease as of the date on which his new employment or contract for services commences.

        II. Within 10 working days of receipt of the New Employment Notice from Mr. Butchofsky, QLT agrees that it will pay Mr. Butchofsky a lump sum amount equivalent to 50% of the Severance Pay and Benefits Compensation as set out in paragraph 5.3 otherwise owing to Mr. Butchofsky for the balance of the Severance Notice period.

    (b) WAIVER OF DUTY TO MITIGATE ON DELIVERY OF RELEASE - In the event that either on or before the date of termination of Mr. Butchofsky's employment with QLT or within 30 days after termination of his employment Mr. Butchofsky executes and delivers to QLT a release in the form set out in Appendix "A" to this Agreement, the provisions of paragraph 5.5(a) shall be deemed to not apply and Mr. Butchofsky shall have no duty to mitigate nor any reduction in the Severance Pay or Benefits Compensation in the event that he obtains alternative employment or contract(s) for service.

5.6 TERMINATION DUE TO INABILITY TO ACT

    (a) TERMINATION - QLT may immediately terminate this Agreement by giving written notice to Mr. Butchofsky if he becomes completely disabled (defined below) to the extent that he cannot perform his duties under this Agreement either:

        I.  For a period exceeding six consecutive months, or

        II. For a period of 180 days (not necessarily consecutive) occurring during any period of 365 consecutive days,

        and no other reasonable accommodation can be reached between QLT and Mr. Butchofsky. Notwithstanding the foregoing, QLT agrees that it will not terminate Mr. Butchofsky pursuant to this provision unless and until Mr. Butchofsky has been accepted by the insurer for ongoing long-term disability payments or, alternatively, has been ruled definitively ineligible for such payments.

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    (b) PAYMENTS - In the event of termination of Mr. Butchofsky's employment with QLT pursuant to the provisions of this paragraph 5.6, QLT agrees to pay to Mr. Butchofsky Severance Pay and Benefits Compensation as set out in paragraph 5.3 and if Mr. Butchofsky ceases to be completely disabled, then the provisions of paragraph 5.3(c) (out placement counseling) shall apply.

    (c) DEFINITION - The term "completely disabled" as used in this paragraph
        5.6 shall mean the inability of Mr. Butchofsky to perform the essential functions of his position under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to keep Mr. Butchofsky from satisfactorily performing any and all essential functions of his position for QLT during the foreseeable future.

5.7 DEATH - Except as set out below, effective the date of death (the "DATE OF DEATH") of Mr. Butchofsky, this Agreement and both parties' rights and obligations under this Agreement shall terminate without further notice or action by either party. Within 30 days after the Date of Death (and the automatic concurrent termination of this Agreement), QLT shall pay the following amounts to Mr. Butchofsky's estate:

    (a) BASE SALARY - Base salary owing to Mr. Butchofsky up to his Date of
        Death.

    (b) PAYMENT IN LIEU OF BENEFITS - In lieu of employee benefit coverage for his eligible dependents after his Date of Death, a payment in the amount of 10% of his annual base salary in effect at his Date of Death.

    (c) EXPENSE REIMBURSEMENT - Reimbursement (in accordance with QLT's Policy and Procedures Manual, as amended from time to time) of all reasonable business related promotion, entertainment and/or travel expenses incurred by Mr. Butchofsky prior to his Date of Death, subject to the expense reimbursement provisions set out in subparagraph 2.1(c).

    (d) VACATION PAY - Payment in respect of accrued but unpaid vacation pay owing to Mr. Butchofsky as at his Date of Death.

    (e) RRSP CONTRIBUTION - A prorated contribution to Mr. Butchofsky's RRSP, the pro-ration to be with respect to the portion of the current calendar year worked by Mr. Butchofsky and the contribution to be subject to the conditions set out in subparagraph 2.1(e), except condition III.

    (f) BONUS - A prorated payment to Mr. Butchofsky in respect of his entitlement to participate in QLT's Cash Incentive Compensation Plan, the pro-ration to be with respect to the portion of the current calendar year worked by Mr. Butchofsky and the entitlement to be at the target level Mr. Butchofsky would have otherwise been eligible to receive in the current calendar year if all corporate, and, if applicable, individual goals were met but not exceeded (which target level is currently 50% of his base salary).

    After his Date of Death, Mr. Butchofsky's participation and/or entitlement under any stock option plan offered by QLT to its employees shall be in accordance with the terms of the plan in effect at the time of the stock option offer(s) to Mr. Butchofsky.

5.8 NO DUPLICATION - In the event that the Severance Pay provisions of this Agreement and the payment provisions of any other agreement that have been or may be entered into between QLT and Mr. Butchofsky with respect to a change of control of QLT are both applicable, Mr. Butchofsky agrees that he will give written notice to QLT with respect to which agreement he wishes to be paid out under and that he is not entitled to severance pay under both agreements.

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6 CONFLICT OF INTEREST

6.1 AVOID CONFLICT OF INTEREST - Except as set out below, during the term of his employment with QLT, Mr. Butchofsky agrees to conduct himself at all times so as to avoid any real or apparent conflict of interest with the activities, policies, operations and interests of QLT. To avoid improper appearances, Mr. Butchofsky agrees that he will not accept any financial compensation of any kind, nor any special discount or loan from persons, corporations or organizations having dealings or potential dealings with QLT, either as a customer or a supplier or a co-venturer. QLT and Mr. Butchofsky acknowledge and agree that from time to time the Board may consent in writing to activities by Mr. Butchofsky which might otherwise appear to be a real or apparent conflict of interest.

6.2 NO FINANCIAL ADVANTAGE - During the term of his employment with QLT, Mr. Butchofsky agrees that neither he nor any members of his immediate family will take financial advantage of or benefit financially from information that is obtained in the course of his employment related duties and responsibilities unless the information is generally available to the public.

6.3 COMPLY WITH POLICIES - During the term of his employment with QLT, Mr. Butchofsky agrees to comply with all written policies issued by QLT dealing with conflicts of interest.

6.4 BREACH EQUALS CAUSE - Mr. Butchofsky acknowledges and agrees that breach by him of the provisions of this Section 6 shall be cause for immediate termination by QLT of his employment with QLT.

7. CONFIDENTIALITY

7.1 INFORMATION HELD IN TRUST - Mr. Butchofsky acknowledges and agrees that all business and trade secrets, confidential information and knowledge which Mr. Butchofsky acquires during his employment with QLT relating to the business and affairs of QLT, its affiliates or subsidiaries or to technology, systems, programs, ideas, products or services which have been or are being developed or utilized by QLT, its affiliates or subsidiaries or in which QLT, its affiliates or subsidiaries are or may become interested (collectively, "CONFIDENTIAL INFORMATION"), shall for all purposes and at all times, both during the term of Mr. Butchofsky's employment with QLT and at all times thereafter, be held by Mr. Butchofsky in trust for the exclusive benefit of QLT.

7.2 NON DISCLOSURE - Mr. Butchofsky acknowledges and agrees that both during the term of his employment with QLT and at all times thereafter, without the express or implied consent of QLT, Mr. Butchofsky will not:

    (a) DISCLOSE - Disclose to any company, firm or person, other than QLT and its directors and officers, any of the private affairs of QLT or any Confidential Information; or

    (b) USE - Use any Confidential Information that he may acquire for his own purposes or for any purposes, other than those of QLT.

7.3 INTELLECTUAL PROPERTY RIGHTS

    (a) DISCLOSE INVENTIONS - Mr. Butchofsky agrees to promptly disclose to QLT any and all ideas, developments, designs, articles, inventions, improvements, discoveries, machines, appliances, processes, methods, products or the like (collectively, "INVENTIONS") that Mr. Butchofsky may invent, conceive, create, design, develop, prepare, author, produce or reduce to practice, either solely or jointly with others, in the course of his employment with QLT.

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    (b) INVENTIONS ARE QLT PROPERTY - All Inventions and all other work of Mr.
        Butchofsky in the course of his employment with QLT shall at all times and for all purposes be the property of QLT for QLT to use, alter, vary, adapt and exploit as it shall see fit, and shall be acquired or held by Mr. Butchofsky in a fiduciary capacity solely for the benefit of QLT.

    (c) ADDITIONAL REQUIREMENTS - Mr. Butchofsky agrees to:

        I. Treat all information with respect to Inventions as Confidential Information.

        II. Keep complete and accurate records of Inventions, which records shall be the property of QLT and copies of which records shall be maintained at the premises of QLT.

        III. Execute all assignments and other documents required to assign and transfer to QLT (or such other persons as QLT may direct) all right, title and interest in and to the Inventions and all other work of Mr. Butchofsky in the course of his employment with QLT, and all writings, drawings, diagrams, photographs, pictures, plans, manuals, software and other materials, goodwill and ideas relating thereto, including, but not limited to, all rights to acquire in the name of QLT or its nominee(s) patents, registration of copyrights, design patents and registrations, trade marks and other forms of protection that may be available.

        IV. Execute all documents and do all acts reasonably requested by QLT to give effect to this provision.

7.4 RECORDS - Mr. Butchofsky agrees that all records or copies of records concerning QLT's activities, business interests or investigations made or received by him during his employment with QLT are and shall remain the property of QLT. He further agrees to keep such records or copies in the custody of QLT and subject to its control, and to surrender the same at the termination of his employment or at any time during his employment at QLT's request.

7.5 NO USE OF FORMER EMPLOYER'S MATERIALS - Mr. Butchofsky certifies that he has not brought to QLT and will not use while performing his employment duties for QLT any materials or documents of any former employer which are not generally available to the public, except if the right to use the materials or documents has been duly licensed to QLT by the former employer.

8. POST-EMPLOYMENT RESTRICTIONS

8.1 NON-COMPETE - Mr. Butchofsky agrees that, by virtue of his senior position with QLT, he possesses strategic sensitive information concerning the business of QLT, its affiliates and subsidiaries. As a result, and in consideration of the payments to be made by QLT to Mr. Butchofsky under this Agreement, without the prior written consent of QLT, for a period of two years following termination of his employment with QLT for any reason (by resignation or otherwise), as measured from his Last Active Day, Mr. Butchofsky shall not:

    (a) PARTICIPATE IN A COMPETITIVE BUSINESS - Directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be a director or an employee of, or a consultant to, any business, firm or corporation that, as a part of conducting its business, is in any way competitive with QLT or any of its affiliates or subsidiaries (including, without limitation, QLT USA, Inc.) with respect to:

        I. The development and/or commercialization and/or marketing of pharmaceutical products that are directly competitive with QLT's then current commercial products, Visudyne or Eligard or any other products then being commercialized by or on behalf of QLT or its affiliates or subsidiaries which individually have worldwide annual net sales of U.S.$50 million or more in the calendar year preceding Mr. Butchofsky's Last Active Day,

        II. The development and/or commercialization and/or marketing of light-activated pharmaceutical

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            products for photodynamic therapy in the treatment of cancer, ophthalmic, dermatology, urology and auto-immune disease, or

        III. the development and/or commercialization and/or marketing of pharmaceutical products that are based on a polymer based drug delivery technology platform and are used in the treatment of substantially the same medical indications as products which have become a significant component of QLT's core business or the core business of any affiliate or subsidiary of QLT, anywhere in Canada, the United States or Europe.

    (b) SOLICIT ON BEHALF OF A COMPETITIVE BUSINESS - Directly or indirectly call upon or solicit any QLT employee or QLT customer or known prospective customer of QLT on behalf of any business, firm or corporation that, as part of conducting its business, is in any way competitive with QLT with respect to:

        I. The development and/or commercialization and/or marketing of pharmaceutical products that are directly competitive with QLT's then current commercial products, Visudyne or Eligard or any other products then being commercialized by or on behalf of QLT or its affiliates or subsidiaries which individually have worldwide annual net sales of U.S.$50 million or more in the calendar year preceding Mr. Butchofsky's Last Active Day,

        II. The development and/or commercialization and/or marketing of light-activated pharmaceutical products for photodynamic therapy in the treatment of cancer, ophthalmic, urology, dermatology and auto-immune disease, or

        III. the development and/or commercialization and/or marketing of pharmaceutical products that are based on a polymer based drug delivery technology platform and are used in the treatment of substantially the same medical indications as products which have become a significant component of QLT's core business or the core business of any affiliate or subsidiary of QLT, anywhere in Canada, the United States or Europe.

    (c) SOLICIT EMPLOYEES - Directly or indirectly solicit any individual to leave the employment of QLT or any of its affiliates or subsidiaries for any reason or interfere in any other manner with the employment relationship existing between QLT, its affiliates or subsidiaries and its current or prospective employees.

    (d) SOLICIT CUSTOMERS - Directly or indirectly induce or attempt to induce any customer, supplier, distributor, licensee or other business relation of QLT or its affiliates or subsidiaries to cease doing business with them or in any way interfere with the existing business relationship between any such customer, supplier, distributor, licensee or other business relation and QLT or its affiliates or subsidiaries.

8.2 MINORITY SHARE INTERESTS ALLOWED - The parties agree that nothing contained in paragraph 8.1 is intended to prohibit Mr. Butchofsky from owning less than 5% of the issued and outstanding stock of any company whose stock or shares are traded publicly on a recognized exchange.

9. REMEDIES

9.1 IRREPARABLE DAMAGE - Mr. Butchofsky acknowledges and agrees that:

    (a) BREACH - Any breach of any provision of this Agreement could cause irreparable damage to QLT;

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        and

    (b) CONSEQUENCES OF BREACH - In the event of a breach of any provision of this Agreement by him, QLT shall have, in addition to any and all other remedies at law or in equity, the right to an injunction, specific performance or other equitable relief to prevent any violation by him of any of the provisions of this Agreement including, without limitation, the provisions of Sections 7 and 8.

9.2 INJUNCTION - In the event of any dispute under Sections 7 and/or 8, Mr. Butchofsky agrees that QLT shall be entitled, without showing actual damages, to a temporary or permanent injunction restraining his conduct, pending a determination of such dispute and that no bond or other security shall be required from QLT in connection therewith.

9.3 ADDITIONAL REMEDIES - Mr. Butchofsky acknowledges and agrees that the remedies of QLT specified in this Agreement are in addition to, and not in substitution for, any other rights and remedies of QLT at law or in equity and that all such rights and remedies are cumulative and not alternative or exclusive of any other rights or remedies and that QLT may have recourse to any one or more of its available rights and remedies as it shall see fit.

10. GENERAL MATTERS

10.1 TAX WITHHELD - The parties acknowledge and agree that all payments to be made by QLT to Mr. Butchofsky under this Agreement will be subject to QLT's withholding of applicable withholding taxes.

10.2 INDEPENDENT LEGAL ADVICE - Mr. Butchofsky acknowledges that he has obtained or had the opportunity to obtain independent legal advice with respect to this Agreement and all of its terms and conditions.

10.3 BINDING AGREEMENT - The parties agree that this Agreement shall enure to the benefit of and be binding upon each of them and their respective heirs, executors, successors and assigns.

10.4 GOVERNING LAW - The parties agree that this Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable to this Agreement. All disputes arising under this Agreement will be referred to the Courts of the Province of British Columbia, which will have exclusive jurisdiction, unless there is mutual agreement to the contrary.

10.5 NOTICE - The parties agree that any notice or other communication required to be given under this Agreement shall be in writing and shall be delivered personally or by facsimile transmission to the addresses set forth on page 1 of this Agreement to the attention of the following persons:

    (a) IF TO QLT - Attention: Chairman, Fax No. (604) 707-7001,

        WITH A COPY TO:

        QLT Inc.
        887 Great Northern Way
        Vancouver, British Columbia
        Attention:  Principal Legal Officer
        Fax No.:    (604) 873-0816

    (b) IF TO MR. BUTCHOFSKY - To the address for Mr. Butchofsky specified on page 1 of this Agreement;

    or to such other addresses and persons as may from time to time be notified in writing by the parties.

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    Any notice delivered personally shall be deemed to have been given and received at the time of delivery. Any notice delivered by facsimile transmission shall be deemed to have been given and received on the next business day following the date of transmission.

10.6 SURVIVAL OF TERMS

    (a) MR. BUTCHOFSKY'S OBLIGATIONS - Mr. Butchofsky acknowledges and agrees that his representations, warranties, covenants, agreements, obligations and liabilities under any and all of Sections 7, 8 and 10 of this Agreement shall survive any termination of this Agreement.

    (b) COMPANY'S OBLIGATIONS - QLT acknowledges and agrees that its representations, warranties, covenants, agreements, obligations and liabilities under any and all of Sections 3, 4, 5 and 10 of this Agreement shall survive any termination of this Agreement.

    (c) WITHOUT PREJUDICE - Any termination of this Agreement shall be without prejudice to any rights and obligations of the parties arising or existing up to the effective date of such expiration or termination, or any remedies of the parties with respect thereto.

10.7 WAIVER - The parties agree that any waiver of any breach or default under this Agreement shall only be effective if in writing signed by the party against whom the waiver is sought to be enforced, and no waiver shall be implied by indulgence, delay or other act, omission or conduct. Any waiver shall only apply to the specific matter waived and only in the specific instance in which it is waived.

10.8 ENTIRE AGREEMENT - The parties agree that the provisions contained in this Agreement, any Stock Option Agreements or agreements relating to a change of control of QLT entered into between QLT and Mr. Butchofsky constitute the entire agreement between QLT and Mr. Butchofsky with respect to the subject matters hereof and thereof, and supersede all previous communications, understandings and agreements (whether verbal or written) between QLT and Mr. Butchofsky regarding the subject matters hereof and thereof. QLT and Mr. Butchofsky hereby agree that the employment agreement previously entered into between them dated August 25, 1998, as amended, is terminated and replaced by this Agreement. To the extent that there is any conflict between the provisions of this Agreement and any Stock Option Agreements between QLT and Mr. Butchofsky, the following provisions shall apply:

    (a) CHANGE OF CONTROL - If the conflict is with respect to an event, entitlement or obligation in the case of a Change of Control of QLT (as defined in any agreement relating to a change of control of QLT entered into between QLT and Mr. Butchofsky), the provisions of that change of control agreement will govern (unless Mr. Butchofsky otherwise elects as contemplated in paragraph 5.8 of this Agreement).

    (b) STOCK OPTIONS - If the conflict is with respect to an entitlement or obligation with respect to stock options of QLT, the provisions of the Stock Option Agreements will govern (unless the parties otherwise mutually agree).

    (c) OTHER - In the event of any other conflict, the provisions of this Agreement will govern (unless the parties otherwise mutually agree).

10.9 SEVERABILITY OF PROVISIONS - If any provision of this Agreement as applied to either party or to any circumstance is adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law):

    (a) The application of that provision under circumstances different from those adjudicated by the court;

    (b) The application of any other provision of this Agreement; or

    (c) The enforceability or invalidity of this Agreement as a whole.

    If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then the provision shall be deemed amended to the

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     extent necessary to conform to applicable law so as to be valid and enforceable or, if the provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement will continue in full force and effect.

10.10 CAPTIONS - The parties agree that the captions appearing in this Agreement have been inserted for reference and as a matter of convenience and in no way define, limit or enlarge the scope or meaning of this Agreement or any provision.

10.11 AMENDMENTS - Any amendment to this Agreement shall only be effective if the amendment is in writing and is signed by QLT and Mr. Butchofsky.

     IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first written above.

QLT INC.

BY:    /s/ E. Duff Scott                              /s/ Robert. L. Butchofsky
     ---------------------                           --------------------------
     E. DUFF SCOTT                                   ROBERT L. BUTCHOFSKY
     Chairman of the Board

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